Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
(714) 889-2200
Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
– 4th Quarter 2008 Adjusted Income from Continuing Operations of $0.32 per share
– 4th Quarter 2008 Loss from Continuing Operations of $0.11 per share after Goodwill Charge
– Fiscal 2008 Adjusted Income from Continuing Operations of $0.93 per share
– Fiscal 2008 Income from Continuing Operations of $0.51 per share after Goodwill Charge
Huntington Beach, California, December 18, 2008—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the fourth quarter and full year ended October 31, 2008. Consolidated net revenues for the fourth quarter of fiscal 2008 increased 3% to $606.9 million compared to $587.3 million in the fourth quarter of fiscal 2007. Fourth quarter pro-forma income from continuing operations was $41.6 million or $0.32 per share, and excludes a $55.4 million goodwill impairment charge associated with the company’s revised outlook for its business in the Asia/Pacific region. The pro-forma earnings result exceeded the company’s expectations because of an unanticipated tax benefit of $4.6 million or $0.04 per share. The goodwill impairment charge is a non-cash expense and does not affect the company’s operations, cash flows or covenants associated with its debt. A reconciliation of GAAP results to pro-forma results is provided in the accompanying tables. Including the goodwill charge, the loss from continuing operations for the fourth quarter was $13.8 million or $0.11 per share, compared to income of $43.9 million or $0.34 per share in the same quarter a year ago. Net revenues and income from continuing operations for all periods exclude the results of the Rossignol wintersports and golf equipment businesses which are reported as discontinued operations.
Consolidated net revenues for the full year of fiscal 2008 increased 11% to $2.26 billion compared to $2.05 billion in fiscal 2007. Full year pro-forma income from continuing operations for fiscal 2008, adjusted to exclude the goodwill charge, was $120.9 million or $0.93 per share. Full year income from continuing operations for fiscal 2008, including the goodwill charge, was $65.5 million or $0.51 per share, compared to income of $116.7 million or $0.90 per share in fiscal 2007.
Robert B. McKnight, Jr., Chairman of the Board, President and Chief Executive Officer of Quiksilver, Inc., commented, “I am proud of the efforts of the entire Quiksilver team around the world as we fought through a deteriorating global economy to deliver financial results that were consistent with the outlook we provided 6 months ago. As economic conditions continue to worsen in our key markets in the US and in Europe, we’ve continued our efforts to reduce expenses and capital expenditures, to carefully control inventory and to reconfigure our post-Rossignol capital structure.”
Net revenues in the Americas increased 10% during the fourth quarter of fiscal 2008 to $306.9 million. European net revenues decreased 4% during the fourth quarter to $216.3 million and declined 6% in local currency. Asia/Pacific net revenues increased 2% to $82.6 million in the fourth quarter and increased 10% in local currency.
Net revenues in the Americas for the full year of fiscal 2008 increased 7% to $1,061.4 million. European net revenues increased 16% during the full year of fiscal 2008 to $933.1 million and

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

were up 4% in local currency. Asia/Pacific net revenues increased 9% to $265.1 million in fiscal 2008 and were up 3% in local currency.
Consolidated inventories increased 5% to $312.1 million at October 31, 2008 from $296.2 million at October 31, 2007. Inventories grew 15% in local currency. Consolidated trade accounts receivable decreased 2% to $470.1 million at October 31, 2008 from $478.0 million at October 31, 2007. Trade accounts receivable grew 6% in local currency.
The company completed the sale of the Rossignol Group in November 2008 and sold Roger Cleveland Golf Company in December 2007. Both of these businesses are treated as discontinued operations in the consolidated statements of income attached to this press release. Quiksilver expects to recognize a non-cash loss of approximately $150 million in the first fiscal quarter of 2009 associated with the sale of Rossignol.
The company stated that as of October 31, 2008, it had approximately $215 million of available liquidity, including non-restricted cash and available borrowing capacity on its existing credit facilities. The company ended fiscal 2008 with $1,071 million of debt, including $11 million of debt within liabilities held for sale. The company is currently in discussions with its European and Asia/Pacific banks to refinance its short-term debt, including $167 million which is uncommitted, and a $72 million facility due to mature in March 2009. In addition, the company is negotiating a term loan to supplement its current credit availability in the US, subject to approval by its US lenders. The company believes that its projected cash flow from operations, together with its existing credit facilities, will be adequate to service its debt and to finance the projected capital requirements of the business. The company also believes that it can obtain additional financing needed to extend the maturities of its debt, reduce the amount of short-term uncommitted lines of credit and better position itself for the long term.
Mr. McKnight concluded, “Now that we have completed the sale of Rossignol and eliminated our exposure to hardgoods manufacturing, we’ve refocused our attention toward our three strong boardsport lifestyle brands Quiksilver, Roxy and DC. Despite an increasingly challenging retail environment, Quiksilver remains the clear number one surf brand in the world, Roxy is still the number one female surf brand and DC is one of the top three footwear brands in the entire action sports industry.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financial and liquidity forecasts as well as its ability to refinance its existing indebtedness. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoes.com and www.hawkclothing.com.
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Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended October 31,
In thousands, except per share amounts	2008	2007
Revenues, net	$606,899	$587,268
Cost of goods sold	315,008	298,764

Gross profit	291,891	288,504

Selling, general and administrative expense	231,629	216,576
Goodwill impairment	55,400	—
Retail store impairments	10,047	—

Operating (loss) income	(5,185)	71,928

Interest expense	9,482	11,151
Foreign currency (gain) loss	(5,298)	3,125
Minority interest and other expense	701	82

(Loss) income before provision for income taxes	(10,070)	57,570

Provision for income taxes	3,754	13,636

(Loss) income from continuing operations	$(13,824)	$43,934

Income (loss) from discontinued operations	$12,869	$(154,861)

Net loss	$(955)	$(110,927)

(Loss) income per share from continuing operations	$(0.11)	$0.35

Income (loss) per share from discontinued operations	$0.10	$(1.24)

Net loss per share	$(0.01)	$(0.89)

(Loss) income per share from continuing operations, assuming dilution	$(0.11)	$0.34

Income (loss) per share from discontinued operations, assuming dilution	$0.10	$(1.19)

Net loss per share, assuming dilution	$(0.01)	$(0.85)

Weighted average common shares outstanding	127,067	124,492

Weighted average common shares outstanding, assuming dilution	127,067	130,127

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Fiscal Year Ended October 31,
In thousands, except per share amounts	2008	2007
Revenues, net	$2,264,636	$2,047,072
Cost of goods sold	1,144,050	1,062,027

Gross profit	1,120,586	985,045

Selling, general and administrative expense	915,933	782,263
Goodwill impairment	55,400	—
Retail store impairments	10,397	—

Operating income	138,856	202,782

Interest expense	45,327	46,571
Foreign currency (gain) loss	(5,761)	4,857
Minority interest and other expense	719	121

Income before provision for income taxes	98,571	151,233

Provision for income taxes	33,027	34,506

Income from continuing operations	$65,544	$116,727

Loss from discontinued operations	$(291,809)	$(237,846)

Net loss	$(226,265)	$(121,119)

Income per share from continuing operations	$0.52	$0.94

Loss per share from discontinued operations	$(2.32)	$(1.92)

Net loss per share	$(1.80)	$(0.98)

Income per share from continuing operations, assuming dilution	$0.51	$0.90

Loss per share from discontinued operations, assuming dilution	$(2.25)	$(1.83)

Net loss per share, assuming dilution	$(1.75)	$(0.93)

Weighted average common shares outstanding	125,975	123,770

Weighted average common shares outstanding, assuming dilution	129,485	129,706

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

Information related to geographic segments is as follows (unaudited):

	Three Months Ended October 31,
Amounts in thousands	2008	2007
Revenues, net:
Americas	$306,879	$279,836
Europe	216,349	224,703
Asia/Pacific	82,573	81,080
Corporate operations	1,098	1,649

	$606,899	$587,268

Gross Profit:
Americas	$125,294	$117,934
Europe	122,168	127,713
Asia/Pacific	43,649	41,820
Corporate operations	780	1,037

	$291,891	$288,504

SG&A Expense:
Americas	$98,290	$82,210
Europe	96,735	96,456
Asia/Pacific	28,558	27,575
Corporate operations	8,046	10,335

	$231,629	$216,576

Asset Impairments:
Americas	$8,967	$—
Europe	692	—
Asia/Pacific	55,788	—
Corporate operations	—	—

	$65,447	$—

Operating (Loss) Income:
Americas	$18,037	$35,724
Europe	24,741	31,257
Asia/Pacific	(40,697)	14,245
Corporate operations	(7,266)	(9,298)

	$(5,185)	$71,928

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

Information related to geographic segments (continued):

	Fiscal Year Ended October 31,
Amounts in thousands	2008	2007
Revenues, net:
Americas	$1,061,370	$995,801
Europe	933,119	803,395
Asia/Pacific	265,067	243,064
Corporate operations	5,080	4,812

	$2,264,636	$2,047,072

Gross Profit:
Americas	$445,381	$418,021
Europe	532,034	442,923
Asia/Pacific	140,168	120,411
Corporate operations	3,003	3,690

	$1,120,586	$985,045

SG&A Expense:
Americas	$371,958	$311,757
Europe	380,374	316,867
Asia/Pacific	117,219	100,922
Corporate operations	46,382	52,717

	$915,933	$782,263

Asset Impairments:
Americas	$9,317	$—
Europe	692	—
Asia/Pacific	55,788	—
Corporate operations	—	—

	$65,797	$—

Operating Income:
Americas	$64,106	$106,264
Europe	150,968	126,056
Asia/Pacific	(32,839)	19,489
Corporate operations	(43,379)	(49,027)

	$138,856	$202,782

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

GAAP TO PRO-FORMA RECONCILIATION (UNAUDITED)

Three Months Ended
October 31,2008
Loss from continuing operations	$(13,824)
Goodwill impairment	55,400

Pro-forma income from continuing operations	$41,576

Pro-forma income per share from continuing operations	$0.33

Pro-forma income per share from continuing operations, assuming dilution	$0.32

Weighted average common shares outstanding	127,067

Weighted average common shares outstanding, assuming dilution	129,183

GAAP TO PRO-FORMA RECONCILIATION (UNAUDITED)

Fiscal Year Ended
October 31,2008
Income from continuing operations	$65,544
Goodwill impairment	55,400

Pro-forma income from continuing operations	$120,944

Pro-forma income per share from continuing operations	$0.96

Pro-forma income per share from continuing operations, assuming dilution	$0.93

Weighted average common shares outstanding	125,975

Weighted average common shares outstanding, assuming dilution	129,485

Quiksilver, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
December 18, 2008

CONSOLIDATED SELECTED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
Amounts in thousands	2008	2007
Cash and cash equivalents	$53,042	$74,348
Restricted cash	46,475	—
Trade accounts receivable, net	470,059	478,049
Inventories	312,138	296,167
Lines of credit and long-term debt	1,060,318	857,446
Principal payments on lines of credit and long-term debt are due approximately as follows:

	Fiscal Year Ended October 31,
Amounts in thousands	2008	2007
Uncommitted debt	$166,519	$124,634
2008	—	33,903
2009	103,701	34,346
2010	284,403	207,211
2011	81,946	35,752
2012	20,227	21,205
2013	3,522	395
2014	—	—
2015	400,000	400,000

	$1,060,318	$857,446